Exhibit 23.1

KPMG

Credit Suisse Group AG, Zurich

Re: Registration Statements No. 333-101259, 333-208152, 333-217856 and 333-218604

With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated October 30, 2019 related to our review of interim financial information of Credit Suisse Group AG as of September 30, 2019 and for the three and nine-month periods ended September 30, 2019 and 2018.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG AG

Nicholas Edmonds
Licensed Audit Expert

Shaun Kendrigan
Licensed Audit Expert

Zurich, Switzerland
October 30, 2019

KPMG AG is a subsidiary of KPMG Holding AG, which is a member of the KPMG network of independent firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss legal entity. All rights reserved.